Exhibit 10.12

AGREEMENT TO RECONFIRM AND AMEND STOCK
 PURCHASE AGREEMENT BETWEEN MOPIE (BVI) LIMITED
 AND LUCKYBULL LIMITED

This Agreement to Reconfirm and Amend Stock Purchase Agreement Between Mopie (BVI) Limited and Luckybull Limited (the “Agreement”) is made and entered into this day of ___________, 2008, to be effective as of as of ___________, 2007 (the “Effective Date”), by and between MOPIE (BVI) LIMITED, a British Virgin Islands corporation (hereinafter referred to as the "Company"), LUCKYBULL LIMITED, a British Virgin Islands corporation (hereinafter referred to as "Luckybull"), and TAN KEE CHEN, an individual who has an address of Block 234 #12-438, Yishun Street 21, Singapore 760234, and passport number A13990595 (hereinafter referred to as "Chen"), each individually a “Party” and collectively the “Parties.”

W I T N E S S E T H:

WHEREAS, the Parties previously entered into a Stock Purchase Agreement on or around ________, 2007 (attached hereto as Exhibit A, the “Stock Purchase”), pursuant to which the Parties agreed that the Company would purchase 100% of the outstanding shares of Luckybull from Chen in consideration for a Convertible Promissory Note in the amount of $30,000,000, which had the right to convert into 22,500,000 shares of the Company’s common stock in the event such Convertible Promissory Note was not paid within one hundred and eighty (180) days from the closing date of the Stock Purchase (the “Convertible Note”);

WHEREAS, the Parties now desire to reconfirm the terms and conditions of the Stock Purchase and the Convertible Note, subject to the amendments described below; and

WHEREAS, the Parties now desire to amend the terms and conditions of the Stock Purchase and the Convertible Note, to provide that Chen will receive four million five hundred thousand (4,500,000) shares of the Company’s common stock, in lieu of the twenty two million five hundred thousand (22,500,000) shares originally provided for, and to allow for the immediate conversion of such Convertible Note into the 4,500,000 shares of the Company’s common stock.

 NOW, THEREFORE, in consideration for the promises and pledges contained below and other good and valuable consideration, which consideration the Parties acknowledge receipt of, and the premises and the mutual covenants, agreements, and considerations herein contained, the Parties hereto agree as follows:

1.	Reconfirmation of the Stock Purchase and Convertible Note.

The Parties agree to reconfirm the Stock Purchase and Convertible Note (the “Reconfirmation”), whereby all terms and conditions of the Stock Purchase and Convertible Note are in full force and effect, and binding upon all Parties to this Agreement, subject to the amendments below ..

2.	Amendment to Reduce Conversion Shares of the Convertible Note.

The Parties agree to amend the terms of the Stock Purchase and Convertible Note to provide that Chen will receive four million five hundred thousand (4,500,000) shares of the Company’s common stock (the “Company Shares”), in lieu of the twenty two million five hundred thousand (22,500,000) shares of the Company’s common stock originally provided for in the Stock Purchase and Convertible Note.  The Parties agree that the amendments shall be effective as of the date of this Agreement.

3.	Amendment to Conversion of Convertible Note.

The Parties agree to amend the terms of the Stock Purchase and Convertible Note to allow for conversion of the Convertible Note into the Company Shares in connection with his entry into this Agreement and that such Convertible Note shall be automatically converted into the Company Shares in connection with the Parties’ entry into this Agreement (the “Conversion”).

Chen further agrees that following the Conversion, the Company will not owe him any other consideration pursuant to the Stock Purchase and that the Convertible Note shall be satisfied in full. The Parties agree that the amendments shall be effective as of the date of this Agreement.

4.	Miscellaneous.

(a)
Assignment.  All of the terms, provisions and conditions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Parties hereto and their respective successors and permitted assigns.

(b)
Applicable Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of New York, excluding any provision of this Agreement which would require the use of the laws of any other jurisdiction.

(c)
Entire Agreement, Amendments and Waivers.  This Agreement constitutes the entire agreement of the Parties hereto and expressly supersedes all prior and contemporaneous understandings and commitments, whether written or oral, with respect to the subject matter hereof.  No variations, modifications, changes or extensions of this Agreement or any other terms hereof shall be binding upon any Party hereto unless set forth in a document duly executed by such Party or an authorized agent or such Party.

(d)	Waiver. No failure on the part of any Party to enforce any provisions of this Agreement will act as a waiver of the right to enforce that provision.

(e)	Section Headings. Section headings are for convenience only and shall not define or limit the provisions of this Agreement.

(f)
Effect of Facsimile and Photocopied Signatures. This Agreement may be executed in several counterparts, each of which is an original.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.  A copy of this Agreement signed by one Party and faxed to another Party shall be deemed to have been executed and delivered by the signing Party as though an original.  A photocopy of this Agreement shall be effective as an original for all purposes.

[Remainder of page left intentionally blank.  Signature page follows.]

           This Agreement has been executed by the Parties on the date first written above, with an Effective Date as provided above.

MOPIE (BVI) LIMITED

BY: /s/ Michael Wainstein
Michael Wainstein, Director

LUCKYBULL LIMITED

BY: /s/ Tan Kee Chen
President

CHEN:

/s/ Tan Kee Chen
Tan Kee Chen